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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number:  000-26014

                              CRW Financial, Inc.
 ................................................................................
             (Exact name of registrant as specified in its charter)

                        200 Four Falls Corporate Center
                          West Conshohocken, PA  19428
 ................................................................................
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
 ................................................................................
            (Title of each class of securities covered by this Form)

                                      N/A
 ................................................................................

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [X]

     Appropriate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, CRW Financial, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

DATE:   July 8, 1999                CRW Financial, Inc.

                              By:  /s/ J. Brian O'Neill
                                   -----------------------------------------
                                    Name:  J. Brian O'Neill
                                    Title: Chairman of the Board and
                                            Chief Executive Officer